Exhibit 23

             Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We consent to incorporation by reference in the registration statement
(No. 33-94456) dated July 10, 1995 on Form S-8 and in the registration statements (No. 333-32272 and No. 333-97929) on Form S-8 of Cascade Financial Corporation of our report dated February 28, 2005 relating to the consolidated balance sheet of Cascade Financial Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2004, which report is incorporated by reference into Cascade Financial Corporation's 2004 Annual Report on Form 10-K from Cascade Financial Corporation's 2004 Annual Report to Stockholders.


/s/ Moss Adams LLP

Everett, Washington
March 10, 2005